Exhibit 99.1

Contact:     Roger R. Hopkins, Chief Accounting Officer
(615) 890-9100

NHI to Acquire 25 Independent Living Facilities from Affiliate of Holiday Retirement for $491 Million

Highlights:

•	Attractive yield and rent escalators

•	Provides geographic, asset class and operator diversification

•	Acquisition volume increases to $750 million in 2013

MURFREESBORO, Tenn. - (November 19, 2013) National Health Investors, Inc. (NYSE:NHI) announced today it has signed a definitive purchase agreement to acquire 25 independent living facilities from certain subsidiaries of Holiday Acquisition Holdings LLC (“Holiday”), an affiliate of Holiday Retirement, for a total purchase price of $491 million. The acquisition is expected to close by December 31, 2013. Wells Fargo Securities, LLC served as financial advisor to NHI on this transaction.

Following the closing of the acquisition, the 25 independent living facilities will continue to be operated by affiliates of Holiday Retirement pursuant to a 17-year master lease signed by an affiliate of Holiday. The lease equates to an initial cash yield of 6.5% on the purchase price with annual escalators of 4.5% in years two through four and annual escalators thereafter at 3.5%, or a maximum of 3.75% if CPI is higher during the preceding year.

Justin Hutchens, NHI’s CEO and President stated, “This investment is in line with our stated goals of partnering with strong operators, diversifying our portfolio, and financing growth in a conservative fashion. Holiday, a portfolio company of Fortress Investment Group, is an industry leading operator of independent living communities.”

Portfolio Highlights

•	The 25 facilities total 2,841 units, have a median age of 16 years and have an average occupancy rate for the nine months ended September 30, 2013 of 89%

•	Locations: Arkansas, California, Georgia, Idaho, Indiana, Louisiana, New Jersey, Ohio, Oklahoma, Oregon, South Carolina and Washington

Portfolio Details

	Property Name	Units	Market	State
1	Apple Blossom	119	Rogers	AR
2	Butterfield Place	117	Fort Smith	AR
3	Bay Park	98	Pinole	CA
4	Bridgecreek	108	West Covina	CA
5	Camelot	136	Hemet	CA
6	Fig Garden	103	Fresno	CA
7	Hampshire	115	Merced	CA
8	Mistywood	117	Roseville	CA
9	Standiford Place	121	Modesto	CA
10	Iris Place	142	Athens	GA
11	Riverplace	114	Columbus	GA
12	River’s Edge	121	Savannah	GA
13	Chateau De Boise	97	Boise	ID
14	Arbor Glen	120	Fort Wayne	IN
15	Nouveau Marc	113	Kenner	LA
16	Yardley Commons	107	Voorhees	NJ
17	Worthington	117	Gahanna	OH
18	Silver Arrow Estates	126	Broken Arrow	OK
19	Astor House at Springbrook Oak	121	Newberg	OR
20	Eagle Crest	120	Myrtle Beach	SC
21	Westminster	117	Greenville	SC
22	Bedford	103	Vancouver	WA
23	Garden Club	105	Bellevue	WA
24	Kamlu Retirement Inn - Vancouver	83	Vancouver	WA
25	Orchard Park	101	Yakima	WA

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.

Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com.